Exhibit 5.4

Sangoma Technologies Corporation

100 Renfrew Drive, Suite 100

Markham, Ontario, L3R 9R6

Re: Registration Statement on Form F-10

We refer to the registration statement on Form F-10 dated November 15, 2021 (the “Registration Statement”) of Sangoma Technologies Corporation to which this consent is exhibited. We hereby consent to the use of our firm name on the face page of the Registration Statement and in the shelf prospectus supplement included therein, under the headings “Legal Matters”, “Interest of Experts” and “Documents Filed as Part of the Registration Statement” and to the reference to and use of our opinion under the heading “Certain Canadian Federal Income Tax Considerations”.

In giving this consent, we do not thereby acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP

Toronto, Ontario

November 15, 2021